EXHIBIT 23.5


             LETTERHEAD OF MATHEWS, COLLINS, SHEPHERD & MCKAY, P.A.

                                  July 29, 2002


Mr. Joseph Day, Jr.
Senior Vice President
Planning and Business Development
Celgene Corporation
7 Powder Horn Drive
Warren, NJ 07059

RE:      S-3 Registration Statement

Dear Mr. Day:


         We consent to the following reference to our firm under the heading "Experts" in the prospectus.

         The statements in this prospectus that relate to U.S. and foreign patents and patent applications for which we have responsibility and which relate to IMiDs(TM), SelCIDs(TM), and Modulation of NF-kB under the caption 'Risk Factors -- We may not be able to protect our intellectual property' have been reviewed and approved by Mathews, Collins, Shepherd & McKay, P.A. as Celgene's special patent counsel for these matters, and are included herein in reliance upon their review and approval as experts in U.S. patent law.


                                Very truly yours,


                                Mathews, Collins, Shepherd & McKay, P.A.


                                /s/ Diane Dunn McKay
                                 --------------------------
                                    Diane Dunn McKay